UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 5                       Washington, D. C. 20549

                                                           OMB Number: 3235-0362


               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(h) of the Investment Company Act of 1940

[ ] Check here if no longer subject to
    Section 16. Form 4 or Form 5
    obligations may continue. See
    Instruction 1(b).
[ ] Form 3 Holdings Reported
[X] Form 4 Transactions Reported

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|                                                |                                           |                                     |
|1. Name and Address of Reporting Person *       |2. Issuer Name and Ticker or Trading Symbol|6.Relationship of Reporting Person(s)|
|                                                |                                           |  to Issuer (Check all applicable)   |
|  Dixon           Robert                    E.  |              (SRH1)                       |                                     |
|------------------------------------------------|-------------------------------------------|   [X] Director   [X] 10% Owner      |
| (Last)          (First)                (Middle)|3. IRS Identifica- |4. Statement for       |   [X] Officer    [ ] Other          |
|                                                |   tion Number of  |   Month/Year          |       (give          (specify below)|
|  150 Post Street, Suite 405                    |   Reporting Person|                       |       title below)                  |
|------------------------------------------------|   Person, if an   |      03/03            |  Co-Chief Executive Officer         |
|                (Street)                        |   entity          |-----------------------|-------------------------------------|
|                                                |   (Voluntary)     |5. If Amendment, Date  |7. Individual or Joint/Group Filing  |
|  San Francisco              CA          94108  |                   |   of Original         |       (check applicable line)       |
|------------------------------------------------|                   |   (Month/Year)        | [ ] Form Filed By One Reporting     |
| (City)                         (State)   (Zip) |                   |                       |     Person                          |
|                                                |                   |                       | [X] Form Filed By More than One     |
|                                                |                   |                       |     Reporting Person                |
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|                                                                                                                                  |
|                          Table I  -  Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                      |
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|1. Title of Security |2. Trans- |2A. Deemed |3. Trans- |4. Securities Acquired |5. Amount of  |6. Ownership |7. Nature of Indirect|
|  (Instr. 3)         |   action | Execution | action   | (A) or Disposed of (D)|  Securities  | Form:       | Beneficial Ownership|
|                     |   Date   | Date,     | Code     | (Instr. 3, 4 and 5)   |  Beneficially| Direct (D)  | (Instr. 4)          |
|                     |   (Month/| if any    |(Instr 8) |                       |  Owned at end| or          |                     |
|                     |   Day/   | (Month/   |          |                       |  of Issuer's | Indirect(I) |                     |
|                     |   Year)  | Day/      |          |-----------------------|  Fiscal Year | (Instr. 4)  |                     |
|                     |          | Year)     |          |         |(A) |        |  (Instr. 3   |             |                     |
|                     |          |           |          | Amount  |or  | Price  |   and 4)     |             |                     |
|                     |          |           |          |         |(D) |        |              |             |                     |
|---------------------|----------|-----------|--------- |---------|----|--------|--------------|-------------|---------------------|
|                     |          |           |          |         |    |        |              |             | Control Person of   |
|  Common Stock       |  8/9/02  |           |    P     |   100   | A  | 11.00  |    66,549    |      I      | Record Holder       |
|---------------------|----------|-----------|----------|---------|----|--------|--------------|-------------|---------------------|
|                     |          |           |          |         |    |        |              |             | Control Person of   |
|  Common Stock       |  8/15/02 |           |    P     |   400   | A  | 10.75  |    66,949    |      I      | Record Holder       |
|---------------------|----------|-----------|----------|---------|----|--------|--------------|-------------|---------------------|
|                     |          |           |          |         |    |        |              |             | Control Person of   |
|  Common Stock       |  8/20/02 |           |    P     |  1000   | A  | 10.75  |    67,949    |      I      | Record Holder       |
|---------------------|----------|-----------|----------|---------|----|--------|--------------|-------------|---------------------|
|                     |          |           |          |         |    |        |              |             | Control Person of   |
|  Common Stock       |  8/28/02 |           |    P     |   200   | A  | 10.75  |    68,149    |      I      | Record Holder       |
|---------------------|----------|-----------|----------|---------|----|--------|--------------|-------------|---------------------|
|                     |          |           |          |         |    |        |              |             | Control Person of   |
|  Common Stock       |  9/5/02  |           |    P     |   500   | A  | 10.75  |    68,649    |      I      | Record Holder       |
|---------------------|----------|-----------|----------|---------|----|--------|--------------|-------------|---------------------|
|                     |          |           |          |         |    |        |              |             | Control Person of   |
|  Common Stock       |  9/6/02  |           |    P     |  1005   | A  | 10.75  |    69,654    |      I      | Record Holder       |
|---------------------|----------|-----------|----------|---------|----|--------|--------------|-------------|---------------------|
|                     |          |           |          |         |    |        |              |             | Control Person of   |
|  Common Stock       |  9/10/02 |           |    P     |   500   | A  | 10.75  |    70,154    |      I      | Record Holder       |
|---------------------|----------|-----------|----------|---------|----|--------|--------------|-------------|---------------------|
|                     |          |           |          |         |    |        |              |             | Control Person of   |
|  Common Stock       |  9/23/02 |           |    P     |  1200   | A  | 10.75  |    71,354    |      I      | Record Holder       |
|---------------------|----------|-----------|----------|---------|----|--------|--------------|-------------|---------------------|
|                     |          |           |          |         |    |        |              |             | Control Person of   |
|  Common Stock       |  9/24/02 |           |    P     |   300   | A  | 10.75  |    71,654    |      I      | Record Holder       |
|---------------------|----------|-----------|----------|---------|----|--------|--------------|-------------|---------------------|
|                     |          |           |          |         |    |        |              |             | Control Person of   |
|  Common Stock       | 10/17/02 |           |    P     |   300   | A  | 10.75  |    71,954    |      I      | Record Holder       |
|---------------------|----------|-----------|----------|---------|----|--------|--------------|-------------|---------------------|
|                     |          |           |          |         |    |        |              |             | Control Person of   |
|  Common Stock       | 11/13/02 |           |    P     |  1226   | A  | 10.50  |    73,180    |      I      | Record Holder       |
|---------------------|----------|-----------|----------|---------|----|--------|--------------|-------------|---------------------|
|                     |          |           |          |         |    |        |              |             | Control Person of   |
|  Common Stock       | 12/4/02  |           |    P     |  1074   | A  | 10.50  |    74,254    |      I      | Record Holder       |
|---------------------|----------|-----------|----------|---------|----|--------|--------------|-------------|---------------------|

(continued)
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|1. Title of Security |2. Trans- |2A. Deemed |3. Trans- |4. Securities Acquired |5. Amount of  |6. Ownership |7. Nature of Indirect|
|  (Instr. 3)         |   action | Execution | action   | (A) or Disposed of (D)|  Securities  | Form:       | Beneficial Ownership|
|                     |   Date   | Date,     | Code     | (Instr. 3, 4 and 5)   |  Beneficially| Direct (D)  | (Instr. 4)          |
|                     |   (Month/| if any    |(Instr 8) |                       |  Owned at end| or          |                     |
|                     |   Day/   | (Month/   |          |                       |  of Issuer's | Indirect(I) |                     |
|                     |   Year)  | Day/      |          |-----------------------|  Fiscal Year | (Instr. 4)  |                     |
|                     |          | Year)     |          |         |(A) |        |  (Instr. 3   |             |                     |
|                     |          |           |          | Amount  |or  | Price  |   and 4)     |             |                     |
|                     |          |           |          |         |(D) |        |              |             |                     |
|---------------------|----------|-----------|--------- |---------|----|--------|--------------|-------------|---------------------|
|                     |          |           |          |         |    |        |              |             | Control Person of   |
|  Common Stock       | 12/6/02  |           |    P     |   100   | A  | 11.00  |    74,354    |      I      | Record Holder       |
|---------------------|----------|-----------|----------|---------|----|--------|--------------|-------------|---------------------|
|                     |          |           |          |         |    |        |              |             | Control Person of   |
|  Common Stock       | 12/9/02  |           |    P     |   100   | A  | 11.00  |    74,454    |      I      | Record Holder       |
|---------------------|----------|-----------|----------|---------|----|--------|--------------|-------------|---------------------|
|                     |          |           |          |         |    |        |              |             | Control Person of   |
|  Common Stock       |  1/28/03 |           |    P     |   410   | A  | 11.05  |    74,864    |      I      | Record Holder       |
|---------------------|----------|-----------|----------|---------|----|--------|--------------|-------------|---------------------|
|                     |          |           |          |         |    |        |              |             | Control Person of   |
|  Common Stock       |  2/19/03 |           |    P     |   631   | A  | 11.05  |    75,495    |      I      | Record Holder       |
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*  If the form is filed by more than one reporting person, see Instruction 5(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currrently valid OMB control number.

                                                                                                                    SEC 2270 (9-02)


FORM 5 (continued)
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                             Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g., puts, calls, warrants, options, convertible securities)
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|1          |2      |3       |3A.     |4      |5               |6               |7                |8      |9       |10     |11     |
|Title of   | Con-  | Trans- | Deemed | Trans-| Number of      | Date           | Title and Amount| Price |9 Number| Owner-| Nature|
|Derivative | ver-  | action | Execu- | action| Derivative     | Exercisable and| of Underlying   | of    | of Der-| ship  | of    |
|Security   | sion  | Date   | tion   | Code  | Securities     | Expiration Date| Securities      | Deri- | ivative| of    | Bene- |
|(Instr. 3) | or    |(Month/ | Date,  | Instr.| Acquired (A) or|(Month/Day/Year)| (Instr. 3 and 4)| vative| Secur- | Deriv-| ficial|
|           | Exer- | Day/   | if any |  8)   | Disposed of (D)|----------------|-----------------| Sec-  | ties   | ative | Owner-|
|           | cise  | Year)  | (Month/|       |(Instr. 3, 4, 5)| Date   | Expir-|        |Amount  | urity | Benefi-| Secur-| ship  |
|           | Price |        | Day/   |-------|----------------| Exer-  | ation |  Title |or Num- |(Instr.| cially | ity:  |(Instr.|
|           | of    |        | Year)  |       |  (A)   |  (D)  | cisable| Date  |        |ber of  |  5)   | Owned  | Direct| 4)    |
|           | Deriv-|        |        |       |        |       |        |       |        |Shares  |       | at     | (D) or|       |
|           | ative |        |        |       |        |       |        |       |        |        |       | End of | Indir-|       |
|           | Secur-|        |        |       |        |       |        |       |        |        |       | Year   | ect   |       |
|           | ity   |        |        |       |        |       |        |       |        |        |       |(Instr. | (I)   |       |
|           |       |        |        |       |        |       |        |       |        |        |       | 4)     |(Instr.|       |
|           |       |        |        |       |        |       |        |       |        |        |       |        |  4)   |       |
|-----------|-------|--------|--------|-------|--------|-------|--------|-------|--------|--------|-------|--------|-------|-------|
|           |       |        |        |       |        |       |        |       |        |        |       |        |       |       |
|           |       |        |        |       |        |       |        |       |        |        |       |        |       |       |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:*** Robert E. Dixon is manager of Sutter Capital Management, LLC which is manager of Sutter Opportunity
                             Fund 2, LLC, the direct owner of all shares included in this report. Both entities have the same business address as Mr. Dixon set forth in Item 1 above.


                                                                           Signatures of Reporting Persons


                                                                           /s/ Robert E. Dixon                       3/5/2003
                                                                           -------------------------------------     ----------
                                                                              Robert E. Dixon                          Date


                                                                           Sutter Capital Management, LLC


                                                                           BY:   /s/ Robert E. Dixon                     3/5/2003
                                                                                 -----------------------------------     ----------
                                                                                    Robert E. Dixon, Manager               Date


                                                                           Sutter Opportunity Fund 2, LLC

                                                                           BY: Sutter Capital Management, LLC
                                                                               Manager


                                                                                BY:   /s/ Robert E. Dixon                3/5/2003
                                                                                      ---------------------------------  ----------
                                                                                         Robert E. Dixon, Manager          Date


**  Intentional misstatement or ommissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  Transmit one copy of this Form to EDGAR, using a typed signature.
       If space is insufficient, see Intruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currrently valid OMB number.

                                                              Page 2
                                                                                                                     SEC 2270 (9-02)